Exhibit 99.1

Conn’s, Inc. Reports First Quarter Fiscal Year 2023 Financial Results

THE WOODLANDS, Texas, June 1, 2022 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of home goods, including furniture, appliances and consumer electronics, with a mission to elevate home life to home love, today announced its financial results for the quarter ended April 30, 2022.

"As expected, our first quarter retail performance was impacted by lapping government stimulus, continued third-party lease-to-own tightening, and a challenging macro environment. These trends disproportionately impacted sales for our financial access customer during the first quarter, while sales to our fast and reliable customer segment increased year-over-year for the 12th consecutive quarter. Retail performance was also impacted by higher year-over-year supply chain, freight and fuel costs. Going forward, our outlook for the remainder of the year has become more cautious as a result of worsening economic conditions," stated Chandra Holt, Conn's Chief Executive Officer.

Ms. Holt, continued, “We remain focused on pursuing long-term initiatives that strengthen our core retail business, enhance our differentiated credit offering, and transform Conn’s into a best-in-class unified commerce retailer. Since announcing these three strategic growth pillars in January 2022, we have acquired a lease-to-own technology platform, began re-platforming our website, and announced a store-within-a-store pilot with Belk, Inc. that will include Belk.com."

"Our next-day, white-glove delivery capabilities and in-house repair service offering are key reasons that I came to Conn's and a competitive advantage that we enjoy. We believe that these unique assets and capabilities can serve as a foundation for a much larger business by partnering with retailers such as Belk. Our new store-within-a store concept will launch under a new brand that we plan to introduce in the coming months, reflecting our bold vision that everyone deserves a home they love." continued Ms. Holt.

"Our transformation is progressing and is supported by strong eCommerce sales growth, stable credit trends, and our robust balance sheet. I also want to share my thanks to all our team members for their continued hard work, service, and dedication. While the near-term economic environment has become more challenging, I believe we are on track to achieve our fiscal year 2025 financial goals,” concluded Ms. Holt.

First Quarter Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):

•Total consolidated revenue declined 6.6% to $339.8 million, due to a 6.5% decline in total net sales, and a 6.7% reduction in finance charges and other revenues;
•Same store sales decreased 9.5%, but increased 9.9% on a two-year basis;
•eCommerce sales increased 71.7% to a first quarter record of $18.3 million;
•Credit spread was 1,160 basis points, supported by continued strong credit performance;
•Net earnings were $0.25 per diluted share, compared to $1.52 per diluted share for the same period last fiscal year;
•During the first quarter of fiscal year 2023, the Company added three new stores, including two within the state of Florida, bringing the total number of stores at April 30, 2022 to 161, compared to 152 at April 30, 2021, and
•As a percent of the portfolio balance at April 30, 2022, the carrying value of customer accounts receivable 60+ days past due and re-aged accounts were 10.3% and 16.4%, respectively.

First Quarter Results
Net income for the three months ended April 30, 2022 was $6.2 million, or $0.25 per diluted share, compared to net income for the three months ended April 30, 2021 of $45.4 million, or $1.52 per diluted share. There were no non-GAAP adjustments for the three months ended April 30, 2022. This compares to adjusted net income for the three months ended April 30, 2021 of $46.3 million, or $1.55 per diluted share, which excludes a loss on extinguishment of debt.

Retail Segment First Quarter Results
Retail revenues were $272.5 million for the three months ended April 30, 2022 compared to $291.5 million for the three months ended April 30, 2021, a decrease of $19.0 million or 6.5%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 9.5%. The decrease in same store sales is primarily driven by tightening in underwriting standards from our lease-to-own partners and the effect the benefits stimulus had on sales in the prior period.
For the three months ended April 30, 2022, retail segment operating loss was $2.1 million compared to operating income of $15.7 million for three months ended April 30, 2021. The decrease in retail segment operating income for the three months ended April 30, 2022 was primarily due to a decrease in revenue as described above, a decline in retail gross margin percentage and higher selling, general and administrative costs ("SG&A").
The decrease in retail gross margin was primarily driven by increased product costs as a result of higher freight and fuel costs, the deleveraging of fixed distribution costs and higher financing fees. These increases were partially offset by an increase in RSA commissions.
The SG&A increase in the retail segment was primarily due to labor and occupancy costs associated with new store growth, higher stock compensation expense and general operating costs.
The following table presents net sales and changes in net sales by category:

	Three Months Ended April 30,						Same Store
(dollars in thousands)	2022	% of Total	2021	% of Total	Change	% Change	% Change
Furniture and mattress	$88,094	32.4%	$94,491	32.4%	$(6,397)	(6.8)%	(10.3)%
Home appliance	109,728	40.3	113,261	38.9	(3,533)	(3.1)	(5.6)
Consumer electronics	33,604	12.3	38,038	13.1	(4,434)	(11.7)	(13.6)
Home office	10,189	3.7	14,521	5.0	(4,332)	(29.8)	(31.2)
Other	8,358	3.1	8,900	3.1	(542)	(6.1)	(7.8)
Product sales	249,973	91.8	269,211	92.5	(19,238)	(7.1)	(9.8)
Repair service agreement commissions (1)	19,836	7.3	19,131	6.6	705	3.7	(6.3)
Service revenues	2,455	0.9	2,954	0.9	(499)	(16.9)
Total net sales	$272,264	100.0%	$291,296	100.0%	$(19,032)	(6.5)%	(9.5)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.

Credit Segment First Quarter Results
Credit revenues were $67.3 million for the three months ended April 30, 2022 compared to $72.2 million for the three months ended April 30, 2021, a decrease of $4.9 million or 6.8%. The decrease in credit revenue was primarily due to a 6.5% decrease in the average outstanding balance of the customer accounts receivable portfolio. These decreases were also due to a decrease in the yield rate, from 23.7% for the three months ended April 30, 2021 to 23.5% for the three months ended April 30, 2022.

Provision for bad debts increased to $14.6 million for the three months ended April 30, 2022 from $(17.2) million for the three months ended April 30, 2021, an overall change of $31.8 million. The year-over-year increase was primarily driven by a smaller decrease in the allowance for bad debts during the three months ended April 30, 2022 compared to the decrease for the three months ended April 30, 2021. This is partially offset by a year-over-year decrease in net charge-offs of $12.5 million. The decrease in the allowance for bad debts during the three months ended April 30, 2022 was primarily driven by a decrease in the customer account receivable portfolio balance and a decrease in the rate of delinquencies. During the three months ended April 31, 2021, the decrease was primarily driven by a decrease in the rate of delinquencies and re-ages, a decrease in the customer account receivable portfolio and an improvement in the forecasted unemployment rate that drove a $20.0 million decrease in the economic adjustment.
Credit segment operating income was $16.0 million for the three months ended April 30, 2022, compared to operating income of $54.2 million for the three months ended April 30, 2021.  The decrease was primarily due to the increase in the provision for bad debts and the decrease in credit revenue.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended April 30, 2022, to be filed with the Securities and Exchange Commission on June 1, 2022 (the “First Quarter Form 10-Q”).

Store and Facilities Update
The Company opened three new Conn’s HomePlus® stores during the first quarter of fiscal year 2023, bringing the total store count to 161 in 15 states. During fiscal year 2023, the Company plans to open a total of 20 to 34 new stores in existing states, including 10 to 14 standalone locations and 10 to 20 store-within-a-store locations.

Liquidity and Capital Resources
As of April 30, 2022, the Company had $206.1 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $10.5 million of unrestricted cash available for use.

Conference Call Information
The Company will host a conference call on June 1, 2022, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended April 30, 2022 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and first quarter fiscal year 2023 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through June 8, 2022 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13727648.
About Conn’s, Inc.
Conn's HomePlus (NASDAQ: CONN) is a specialty retailer of home goods, including furniture, appliances and consumer electronics, with a mission to elevate home life to home love. With over 160 stores across 15 states and online at Conns.com, our over 4,000 employees strive to help all customers create a home they love through access to high-quality products, next-day delivery and personalized payment options, including our flexible, in-house credit program. Additional information can be found by visiting our investor relations website at https://ir.conns.com and social channels (@connshomeplus on Twitter, Instagram, Facebook and LinkedIn).
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; expansion of our e-commerce business; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our Revolving Credit Facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 pandemic; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2022	2021
Revenues:
Total net sales	$272,264	$291,296
Finance charges and other revenues	67,557	72,406
Total revenues	339,821	363,702
Costs and expenses:
Cost of goods sold	178,382	184,879
Selling, general and administrative expense	132,783	126,049
Provision (benefit) for bad debts	14,731	(17,136)
Total costs and expenses	325,896	293,792
Operating income	13,925	69,910
Interest expense	5,521	9,204
Loss on extinguishment of debt	—	1,218
Income before income taxes	8,404	59,488
Provision for income taxes	2,183	14,090
Net income	$6,221	$45,398
Income per share:
Basic	$0.25	$1.55
Diluted	$0.25	$1.52
Weighted average common shares outstanding:
Basic	24,801,987	29,324,052
Diluted	25,313,613	29,881,407

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2022	2021
Revenues:
Product sales	$249,973	$269,211
Repair service agreement commissions	19,836	19,131
Service revenues	2,455	2,954
Total net sales	272,264	291,296
Finance charges and other	271	209
Total revenues	272,535	291,505
Costs and expenses:
Cost of goods sold	178,382	184,879
Selling, general and administrative expense	96,030	90,893
Provision for bad debts	179	18
Total costs and expenses	274,591	275,790
Operating income (loss)	$(2,056)	$15,715
Retail gross margin	34.5%	36.5%
Selling, general and administrative expense as percent of revenues	35.2%	31.2%
Operating margin	(0.8)%	5.4%
Store count:
Beginning of period	158	146
Opened	3	6
End of period	161	152

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2022	2021
Revenues:
Finance charges and other revenues	$67,286	$72,197
Costs and expenses:
Selling, general and administrative expense	36,753	35,156
Provision for bad debts	14,552	(17,154)
Total costs and expenses	51,305	18,002
Operating income	15,981	54,195
Interest expense	5,521	9,204
Loss on extinguishment of debt	—	1,218
Income before income taxes	$10,460	$43,773
Selling, general and administrative expense as percent of revenues	54.6%	48.7%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	13.4%	12.0%
Operating margin	23.8%	75.1%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of April 30,
	2022	2021
Weighted average credit score of outstanding balances (1)	609	603
Average outstanding customer balance	$2,491	$2,410
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)(4)	10.3%	9.1%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(5)	16.4%	23.8%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$42,154	$81,033
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	17.8%	20.4%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	34.3%	24.8%

	Three Months Ended April 30,
	2022	2021
Total applications processed	267,704	297,906
Weighted average origination credit score of sales financed (1)	619	617
Percent of total applications approved and utilized	20.2%	21.8%
Average income of credit customer at origination	$50,100	$48,500
Percent of retail sales paid for by:
In-house financing, including down payments received	49.8%	48.7%
Third-party financing	17.9%	16.8%
Third-party lease-to-own option	7.4%	12.3%
	75.1%	77.8%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.
(4)Increase was primarily due to a decrease in cash collections.
(5)Decrease was primarily due to the change in the unilateral re-age policy that occurred in the second quarter of fiscal year 2021 and the tightening of underwriting standards that occurred in fiscal year 2021 and fiscal year 2022.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 30, 2022	January 31, 2022

Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$10,456	$7,707
Restricted cash	32,926	31,930
Customer accounts receivable, net of allowances	434,639	455,787
Other accounts receivable	58,911	63,055
Inventories	255,648	246,826
Income taxes receivable	4,501	6,745
Prepaid expenses and other current assets	10,361	8,756
Total current assets	807,442	820,806
Long-term portion of customer accounts receivable, net of allowances	407,072	432,431
Property and equipment, net	208,619	192,763
Operating lease right-of-use assets	253,100	256,267
Other assets	51,500	52,199
Total assets	$1,727,733	$1,754,466
Liabilities and Stockholders’ Equity
Current liabilities:
Current finance lease obligations	$882	$889
Accounts payable	71,659	74,705
Accrued expenses	98,303	109,712
Operating lease liability - current	56,546	54,534
Other current liabilities	17,872	18,576
Total current liabilities	245,262	258,416
Operating lease liability - non current	325,771	330,439
Long-term debt and finance lease obligations	572,350	522,149
Deferred tax liability	7,116	7,351
Other long-term liabilities	22,843	21,292
Total liabilities	1,173,342	1,139,647
Stockholders’ equity	554,391	614,819
Total liabilities and stockholders’ equity	$1,727,733	$1,754,466

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted net income, adjusted net income per diluted share and net debt. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	Three Months Ended April 30,
	2022	2021
Net income, as reported	$6,221	$45,398
Adjustments:
Loss on extinguishment of debt (1)	—	1,218
Tax impact of adjustments	—	(274)
Net income, as adjusted	$6,221	$46,342
Weighted average common shares outstanding - Diluted	25,313,613	29,881,407
Earnings per share:
As reported	$0.25	$1.52
As adjusted	$0.25	$1.55
(1)Represents a loss of $1.0 million from retirement of $141.2 million aggregate principal amount of our 7.25% senior notes due 2022 (“Senior Notes”) and a loss of $0.2 million related to the amendment of our Fifth Amended and Restated Loan and Security Agreement.

NET DEBT

	April 30,
	2022	2021
Debt, as reported
Current finance lease obligations	$882	$898
Long-term debt and finance lease obligations	572,350	492,055
Total debt	573,232	492,953
Cash, as reported
Cash and cash equivalents	10,456	6,568
Restricted cash	32,926	51,647
Total cash	43,382	58,215
Net debt	$529,850	$434,738
Ending portfolio balance, as reported	$1,062,478	$1,113,335
Net debt as a percentage of the portfolio balance	49.9%	39.0%